Exhibit 2.3

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [    ] 2022 between Allwyn Sub LLC (the “Surviving Company”) and Cohn Robbins Holdings Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Delaware limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the managers of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 20 January 2022 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3

The registered office of the Surviving Company is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808, United States of America and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the sole membership interest of the Surviving Company will be issued to Allwyn US Holdco LLC.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into other property, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Limited Liability Company Agreement of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Limited Liability Company Agreement of the Surviving Company immediately prior to the Merger shall be its Limited Liability Company Agreement after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each manager of the surviving company are:

12.1	Pavel Saroch of Weinmarkt 9 6004 Lucerne, Switzerland; and

12.2	Katarina Kohlmayer of Weinmarkt 9 6004 Lucerne, Switzerland.

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors or managers, as applicable, of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors and managers, as applicable, of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by:	)

Duly authorised for	)

and on behalf of	)	Name:

Allwyn Sub LLC	)	Title: Manager

SIGNED by:	)

Duly authorised for	)

and on behalf of	)	Name:

Cohn Robbins Holdings Corp.	)	Title: Director

Annexure 1

Business Combination Agreement

Annexure 2

Limited Liability Company Agreement of the Surviving Company